Exhibit 99.2

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                          , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated                          , 201   )

Shares

Series                     Preferred Stock
Liquidation Preference $                 per Share

We are a holding company (the “Holding Company”) with no direct operations of our own, and currently our only business and sole asset is our ownership of all of the common limited partner interests in Special Value Continuation Partners, LP (the “Operating Company”), which represents approximately         % of the common equity and        % of the combined common and preferred equity interests of the Operating Company as of         , 201  . We and the Operating Company are externally managed, closed-end, non-diversified management investment companies that have elected to be treated as business development companies under the Investment Company Act of 1940 (the “1940 Act”). Our and the Operating Company’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. Both we and the Operating Company seek to achieve this investment objective primarily through investments in debt securities of middle-market companies. Our primary investment focus is investing in and originating of leveraged loans to performing middle-market companies.

(1)         In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our and the Operating Company’s investment advisor. The Advisor is a leading investment manager and specialty lender to middle-market companies that had in excess of $        billion in capital commitments from investors (“committed capital”) under management as of            , 201   , approximately     % of which consists of our committed capital. SVOF/MM, LLC, an affiliate of the Advisor, is the Operating Company’s general partner and provides the administrative services necessary for us to operate.

We are offering for sale              shares of our Series          preferred stock, or our “preferred stock,” with a liquidation preference of $         per share. [Insert relevant information regarding ranking, conversion, redemption, dividends, etc. to the extent required to the extent required to be disclosed by applicable law or regulation.] [We have granted the underwriters a    —day option to purchase up to              additional shares of our preferred stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments. See “Underwriting” beginning on page S-     of this prospectus supplement for more information regarding this offering.]

[Add relevant disclosure depending on whether preferred shares are listed or not.]

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our securities. We may not sell any securities through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of such securities.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it carefully before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). A Statement of Additional Information, dated                   , 201   , containing additional information about the Holding Company and the Operating Company has been filed with the Securities and Exchange Commission and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus. The Advisor maintains a website at http://www.tennenbaumcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports, request a free copy of the Statement of Additional Information, the table of contents of which is on page       of the accompanying prospectus and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The Securities and Exchange Commission maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as “hybrid securities,” “junk bonds” or “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment.  In addition, a majority of the Operating Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Operating Company if the reset provision has the effect of increasing the applicable interest rate.

Shares of closed-end investment companies, including business development companies, frequently trade at a discount from their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in the offerings. Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-                    of this prospectus supplement and on page                        of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting Discounts	$	$
Proceeds, before expenses, to the Company (1)	$	$

(1)         We estimate that we will incur expenses of approximately $                ($       per share) in connection with this offering. Such expenses will be borne by us. Stockholders will indirectly bear such expenses, which will reduce the net asset value per share of the shares purchased by investors in this offering. Net proceeds, after expenses and sales load, will be approximately $                ($            per share).

The underwriters expect to deliver the shares to purchasers on or about               , 201   .

[We have granted the underwriters an option to purchase up to                  additional shares of our preferred stock at the public offering price, less the sales load, within          days of the date of this prospectus [solely to cover overallotments, if any]. If the underwriters exercise this option in full, the total price to the public, sales load and net proceeds will be $              , $              , and $              , respectively. See “Underwriting.”]

Prospectus Supplement dated            , 201

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risks” section of this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•                  the introduction, withdrawal, success and timing of business initiatives and strategies;

•                  changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•                  the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                  the relative and absolute investment performance and operations of the Advisor;

•                  the impact of increased competition;

•                  the impact of future acquisitions and divestitures;

•                  the unfavorable resolution of legal proceedings;

•                  our business prospects and the financial condition and prospects of our portfolio companies;

•                  the adequacy of our cash resources and working capital;

•                  the timing of cash flows, if any, from the operations of our portfolio companies;

•                  the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us, the Advisor or our portfolio companies;

•                  the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments;

•                  our contractual arrangements and relationships with third parties;

•                  any future financings and investments by us;

•                  the ability of the Advisor to attract and retain highly talented professionals;

•                  fluctuations in interest rates or foreign currency exchange rates; and

•                  the impact of changes to tax legislation and, generally, our tax position.

This prospectus supplement and the accompanying prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

i

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.  Statistical and market data used in this prospectus has been obtained from governmental and independent industry sources and publications. We have not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act is not available.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the Statement of Additional Information dated           , 201  , or SAI, incorporated by reference in its entirety in the accompanying prospectus and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement and of the accompanying prospectus, respectively,  and the information in the SAI is accurate only as of its respective date. Our business, financial condition and prospects may have changed since that date. To the extent required by applicable law, we will update this prospectus supplement, the accompanying prospectus and the SAI during the offering period to reflect material changes to the disclosure herein.

ii

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS SUMMARY	S-1
SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING	S-4
SELECTED CONDENSED FINANCIAL DATA	S-5
RISK FACTORS	S-6
USE OF PROCEEDS	S-7
RATIO OF EARNINGS TO FIXED CHARGES	S-8
DESCRIPTION OF OUR PREFERRED STOCK	S-9
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	S-10
CAPITALIZATION	S-11
SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS	S-12
UNDERWRITING	S-13
LEGAL MATTERS	S-16
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-16
ADDITIONAL INFORMATION	S-16
INDEX TO FINANCIAL STATEMENTS	S-F-1

PROSPECTUS

[Insert table of contents from base prospectus]

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus supplement. This summary is not complete and may not contain all of the information that you may want to consider before investing in our preferred stock. You should read the entire prospectus supplement, the accompanying prospectus, including “Risks,” and the Statement of Additional Information, dated                     , 201   (the “SAI”).

Throughout this prospectus supplement, unless the context otherwise requires, a reference to:

“Holding Company” refers to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to TCP Capital Corp. for the periods after the consummation of the Conversion;

“Operating Company” refers to Special Value Continuation Partners, LP, a Delaware limited partnership;

“TCPC Funding” refers to TCPC Funding I LLC, a Delaware limited liability company;

“TCPC SBIC” refers to TCPC SBIC, LP, a Delaware limited partnership;

“Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and

“General Partner” and “Administrator” refer to SVOF/MM, LLC, a Delaware limited liability company, the general partner of the Operating Company and an affiliate of the Advisor and administrator of the Holding Company and the Operating Company.

For simplicity, this prospectus supplement uses the term “Company,” “we,” “us” and “our” to include the Holding Company and, where appropriate in the context, the Operating Company and TCPC Funding, on a consolidated basis. For example, (i) although all or substantially all of the net proceeds from this offering will be invested in the Operating Company and all or substantially all of the Holding Company’s investments will be made through the Operating Company, this prospectus supplement generally refers to the Holding Company’s investments through the Operating Company as investments by the “Company,” and (ii) although the Operating Company and TCPC Funding and not the Holding Company has entered into the Leverage Program (defined below), this prospectus supplement generally refers to the Operating Company’s use of the Leverage Program as borrowings by the “Company,” in all instances in order to make the operations and investment strategy easier to understand. The Holding Company and the Operating Company have the same investment objective and policies and the assets, liabilities and results of operations of the Holding Company are consolidated with those of the Operating Company as described in the accompanying prospectus under “Prospectus Summary—Operating and Regulatory Tax Structure.”

On April 2, 2012, we completed a conversion under which TCP Capital Corp. succeeded to the business of Special Value Continuation Fund, LLC and its consolidated subsidiaries, and the members of Special Value Continuation Fund, LLC became stockholders of TCP Capital Corp. In this prospectus supplement, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus supplement gives effect to the Conversion.

The Company

We are an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. See the accompanying prospectus “Prospectus Summary— Company History and BDC Conversion.” We completed our initial public offering on April 10, 2012.

Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion as well as small businesses which meet the “small” enterprise definition of the rules and regulations of the Small Business Administration (the “SBA”). While we primarily focus on privately negotiated investments in debt of middle-market companies, we make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities benefit from what we believe are the competitive advantages of the Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. Substantially all of our operating history and performance results have been achieved through our predecessor, Special Value Continuation Fund, LLC, which was a registered investment company but was neither a business development company nor a publicly traded company. There are no material operating differences between us and our predecessor, however, as a BDC we are deemphasizing distressed debt investments, which may adversely affect our investment returns. See “Prospectus Summary— Company History and BDC Conversion” in the accompanying prospectus.

To achieve our investment objectives, we intend to focus on a subset of the broader investment strategies historically pursued by the Advisor. Our primary investment focus is the ongoing origination of and investments in leveraged loans of performing middle-market companies. For the purposes of this prospectus supplement, the term “leveraged loans” refers to senior debt investments that rank ahead of subordinated debt and that generally have the benefit of security interests in the assets of the borrower.

Our investments generally range from $10 million to $40 million per company, the size of which may grow over time in proportion with our capital base. We expect to generate current returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments. We often receive equity interests such as preferred or common stock and warrants or options in connection with our debt investments. From time to time we may also use other investment strategies, which are not our primary focus, to attempt to enhance the overall return of our portfolio. These investment strategies may include, but are not limited to, the purchase of discounted debt, opportunistic investments, and financial instruments to hedge currency or interest rate risk associated with our portfolio.

On April 22, 2014, our wholly-owned subsidiary, TCPC SBIC received a Small Business Investment Company (“SBIC”) license from the Small Business Administration (“SBA”). In anticipation of receiving an SBIC license, we have requested exemptive relief from the SEC to permit us to exclude the debt of TCPC SBIC guaranteed by the SBA from our 200% asset coverage test under the 1940 Act.  Pursuant to the 200% asset coverage ratio limitation, we are permitted to borrow one dollar for every dollar we have in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us. For example, as of December 31, 2014, we had approximately $731 million in assets less all liabilities and indebtedness not represented by debt securities issued by us or loans obtained by us, which would permit us to borrow up to approximately $731 million, notwithstanding other limitations on our borrowings pursuant to our Leverage Program.

If granted, the exemptive relief provides us with increased flexibility under the 200% asset coverage test by permitting TCPC SBIC to borrow up to $150 million more than it would otherwise be able to absent the receipt of this exemptive relief.  As a result, we, in effect, will be permitted to have a lower asset coverage ratio than the 200% asset coverage ratio limitation under the 1940 Act and, therefore, we can have more debt outstanding than assets to cover such debt. For example, we will be able to borrow up to $150 million more than the approximately $731 million permitted under the 200% asset coverage ratio limit as of December 31, 2014. For additional information on SBA regulations that affect our access to SBA-guaranteed debentures, see “Risk Factors — Risks Relating to Our Business — Our SBIC subsidiary is subject to SBA regulations, and any failure to comply with SBA regulations could have an adverse effect on our operations.”

The SBIC license allows TCPC SBIC to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and other customary procedures. SBA-guaranteed debentures are non-recourse, interest only debentures with interest payable semi-annually and have a ten year maturity. The principal amount of SBA-guaranteed debentures is not required to be paid prior to maturity but may be prepaid at any time without penalty. The interest rate of SBA-guaranteed debentures is fixed on a semi-annual basis at a market-driven spread over U.S. Treasury Notes with 10-year maturities. The SBA, as a creditor, will have a superior claim to TCPC SBIC’s assets over our stockholders in the event we liquidate TCPC SBIC or the SBA exercises its remedies under the SBA-guaranteed debentures issued by TCPC SBIC upon an event of default.

As described in more detail in the accompanying prospectus under “Prospectus Summary— Company History and BDC Conversion,” we have no employees of our own and currently our only business and sole asset is the ownership of all of the common limited partner interests of the Operating Company. Our investment activities are externally managed by the Advisor. Additionally, the Holding Company expects that it will continue to seek to qualify as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code, or the Code.

As of               , 201  , we held investments in           portfolio companies. The aggregate fair value as of             , 201   of investments in these portfolio companies held on that date is approximately $            . Our portfolio across all our interest-bearing investments had an annualized current yield of          % as of                     , 201  . In addition to the annual stated interest rate, this figure includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes market discount, any prepayment and make-whole fee income, and any debt investments on non-accrual status.

Recent Developments

[Insert description of recent developments at time of offering.]

Company Information

Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. The Advisor maintains a website at http://www.tennenbaumcapital.com. Information contained on this website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on the Advisor’s website to be part of this prospectus supplement or the accompanying prospectus.

Presentation of Historical Financial Information

Unless otherwise indicated, historical references contained in this prospectus supplement and the accompanying prospectus, as applicable, in “— Selected Financial Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Senior Securities” and “Portfolio Companies” relate to the Holding Company and the Operating Company on a consolidated basis.

For further information please see the “Prospectus Summary” in the accompanying prospectus.

SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general description of our preferred stock in this prospectus supplement under the heading “Description of Our Preferred Stock” and in the accompanying prospectus under the headings “Description of Our Capital Stock—Preferred Stock” and “Description of Our Preferred Stock” before investing in our preferred stock. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of the preferred stock in tabular form to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED FINANCIAL DATA

The selected consolidated financial and other data below reflects the consolidated historical operations of the Holding Company and the Operating Company. This consolidated financial and other data is the Holding Company’s historical financial and other data. The Operating Company will continue to be the Holding Company’s sole investment following the completion of this offering.

The selected consolidated financial data below for the years ended December 31, 201 , 201 , 201 , 20   and 20   has been derived from the consolidated financial statements that were audited by our independent registered public accounting firm. [Quarterly financial information is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results at and for the                        and                         months ended                      , 201       are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 201                              .] This selected financial data should be read in conjunction with our financial statements and related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities” included elsewhere in this prospectus supplement and the accompanying prospectus.

The historical and future financial information may not be representative of the Company’s financial information in future periods.

[Insert Selected Condensed Financial Data of TCP Capital Corp. reflecting most recently filed financials prior to filing.]

RISK FACTORS

[Insert risk factors applicable to preferred stock and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS

The net proceeds of the offering are estimated to be approximately $             million [(approximately $             million if the underwriters exercise their overallotment option to purchase additional shares in full)], assuming an offering of                     shares of preferred stock in this offering at the assumed public offering price of $                  per share and after deducting the underwriting discounts and commissions and estimated offering expenses of approximately $             payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RATIO OF EARNINGS TO FIXED CHARGES

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF OUR PREFERRED STOCK

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general description of our preferred stock in this prospectus supplement under the heading “Description of Our Preferred Stock” and in the accompanying prospectus under the headings “Description of Our Capital Stock—Preferred Stock” and “Description of Our Preferred Stock” before investing in our preferred stock. This summary is not necessarily complete and is subject to and entirely qualified by reference to our charter and bylaws.

[Insert material terms of the preferred stock to the extent required to be disclosed by applicable law or regulation.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the selected financial data appearing elsewhere in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth (1) our actual capitalization at                   , 201    and (2) our capitalization on a pro forma basis giving effect to the sale of our preferred stock in this offering at the assumed public offering price of $            per share and after deducting the underwriting discounts and commissions and offering expenses payable by us and the application of the estimated net proceeds of this offering. You should read this table together with “Use of Proceeds” in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	Pro forma
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$

Liabilities:
Operating Company Facility(1)	$	$
TCPC Funding Facility(2)
2019 Notes(3)
SBA Debentures(4)
Other liabilities
Total liabilities	$	$

Stockholders’ equity:

Preferred Interests,(5) $20,000/share liquidation preference; 6,700 shares authorized, 6,700 preferred interests issued and outstanding, actual; 6,700 preferred interests issued and outstanding, pro forma

	$	$
Accumulated dividends on Preferred Interests
General Partner interest in Special Value Continuation Partners, LP
Common stock, par value $0.001 per share; shares of common stock authorized; stock issued and outstanding, actual; common stock issued and outstanding, pro forma
Preferred stock, par value $0.001 per share; shares of preferred stock authorized; shares of preferred stock issued and outstanding, actual; shares of preferred stock issued and outstanding, pro forma
Paid-in capital in excess of par value
Accumulated net investment income
Accumulated net realized losses
Accumulated net unrealized depreciation
Non-controlling interest
Net assets applicable to common shareholders	$	$

Total capitalization	$	$

(1)         The above table reflects our liabilities under the Operating Company Facility as of                            , 201    . As of             , 201   , our debt outstanding under the Operating Company Facility was $                  million.

(2)         The above table reflects our liabilities under the TCPC Funding Facility as of                               , 201   . As of                      , 201   , our debt outstanding under the TCPC Funding Facility was $                     million.

(3)   In accordance with Accounting Standards Codification (“ASC”) 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect any debt discount, fees and expenses that we will be required to recognize.

(4)   The above table reflects our liabilities under the SBA Debentures as of                        , 201     .  As of                , 201   , our debt outstanding under the SBA Debentures was $           million.

(5)         Preferred Interests are a component of the $        million Leverage Program of the Operating Company.

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding federal income tax consequences of an investment in the shares of preferred stock to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[Underwriter Representatives] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Advisor and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of preferred stock set forth opposite its name below.

Underwriter	Number of Shares
[Underwriter]
[Underwriter]
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all the shares of our preferred stock [(other than those covered by the over-allotment option described below)] if they purchase any of the shares of our preferred stock. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We, the Advisor and the General Partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of preferred stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. If all the shares of preferred stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Sales load (underwriting discount and commissions)	$	$	$
Proceeds, before expenses, to the Company	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $       million and are payable by us, including up to $            of expenses that we have agreed to reimburse the underwriters for the Financial Industry Regulation Authority filing fees and reasonable legal fees and expenses incurred in connection with the review and approval by the Financial Industry Regulation Authority of the terms of the offer and sale of the preferred stock in this offering. Such expense will indirectly be borne by investors in this offering and will consequently lower their net asset value per share.

[Overallotment Option

If the underwriters sell more shares of preferred stock than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for         days from the date of this prospectus supplement, to purchase up to             additional shares of preferred stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of preferred stock approximately proportionate to that underwriter’s initial purchase commitment. Any shares of preferred stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of preferred stock that are the subject of this offering.]

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our preferred stock. However, the representatives may engage in transactions that stabilize the price of the preferred stock, such as bids or purchases to peg, fix or maintain that price.

[The shares of preferred stock are a new issue of securities with no established trading market. We intend to list the shares of preferred stock on                     . We expect trading in the shares of preferred stock on                  to begin within         days after the original issue date. Currently there is no public market for the shares of preferred stock.

We have been advised by the underwriters that they presently intend to make a market in the shares of preferred stock after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the shares of preferred stock and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the shares of preferred stock. If any active public trading market for the shares of preferred stock does not develop, the market price and liquidity of the shares of preferred stock may be adversely affected.]

In connection with the offering, the underwriters may purchase and sell our preferred stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of preferred stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our preferred stock or preventing or retarding a decline in the market price of our preferred stock. As a result, the price of our preferred stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our preferred stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in the shares on                     , prior to the pricing and completion of the offering. Passive market making consists of displaying bids on                     no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, [Lead Underwriter] may facilitate Internet distribution for this offering to certain of its Internet subscription customers. [Lead Underwriter] may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by [Lead Underwriter]. Other than the prospectus in electronic format, the information on the [Lead Underwriter] web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters regarding the preferred stock offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by [Underwriters’ Counsel], [City, State].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, and the SAI, under the 1933 Act, with respect to the securities offered by this prospectus supplement. The registration statement contains additional information about us and the securities being registered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may obtain free copies of this information, request a free copy of the Statement of Additional Information, the table of contents of which is on page         of the accompanying prospectus and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094.  You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which the accompanying prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

INDEX TO FINANCIAL STATEMENTS

TCP Capital Corp.

(successor to Special Value Continuation Fund, LLC)

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to filing.]

S-F-1

Shares

Series                     Preferred Stock
Liquidation Preference $                                 per Share

PROSPECTUS SUPPLEMENT

[Underwriters]

             , 201